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                                                                  EXHIBIT 10.24


                                                  Albert J. Costello
                                                  Chairman, President and CEO

                                                  W.R. Grace & Co.
                                                  One Town Center Road
                                                  Boca Raton, FL 33486-1010


                                                  June 15, 1995


Dr. F. Peter Boer
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL  33486

Dear Peter:

        This letter outlines the arrangements relating to your resignation and retirement as Executive Vice President and Chief Technical Officer of W. R. Grace & Co. ("Company")

1. You will resign your position effective June 15, 1995. You will remain in employment status until December 31, 1995, thus allowing you to "grow into" retirement age. You will then retire on December 31, 1995.

2. You will continue to receive your salary at your current annual rate and to receive other benefits currently provided to you as an active employee (with the exception of the Long-Term Disability Plan participation) while you remain in employment status.

3. Following your retirement under paragraph 1 above, you shall be entitled to the compensation and benefits set forth below in accordance with and subject to the following terms:

A. Severance pay, payable in January 1996, in the form of a lump sum for 5 1/2 months at your current annual rate of base pay which, when combined with 6 1/2 months of continuing base salary in 1995, will total one year of severance pay.

B.      Incentive Compensation

        You shall be considered for annual incentive compensation for 1995 based on the financial performance of the Company and your individual performance. Though the 1995 Corporate formula for the Annual Incentive Plan has not yet been approved, it is anticipated that your 1995 bonus will be consistent with your 1994 bonus.

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C.      Executive Salary Protection Plan and Split-Dollar Life
        Insurance Plan

        Your participation in the Executive Salary Protection Plan shall cease 30 days following the date of your retirement with respect to death benefit coverage, and on June 15, 1995 with respect to disability coverage in accordance with the terms of such Plan. In accordance with the terms of the Split-Dollar Life Insurance Plan, your participation in such Plan will cease upon your termination of employment, although you may purchase the policy from the Company by reimbursing the Company for the premiums paid by the Company in your behalf through the date of termination of your employment. Estimated premiums paid by the Company through December 31, 1995 are expected to total approximately $408,000 for four policy years.

D.      Long-Term Incentive Plan

        Your participation in the Company's Long-Term Incentive Plan for the 1993-95, 1994-96 and 1995-97 Performance Periods will vest (subject to consent of Compensation Committee on July 6, 1995) and be paid to you at the same time as other participants. While you will participate for the full 1993-95 cycle, your awards for 1994-96 and 1995-97 will be prorated as of your December 31, 1995 retirement.

E.      Stock Options

        Your November 4, 1993, April 7, 1994, and March 2, 1995 as well as your 1991 and 1992 stock option grants are fully vested. Subject to SEC requirements and restrictions (as to which you should consult Bob Lamm), you are free to exercise your stock options and to sell the shares acquired on exercise. However, please note that under these SEC rules, you should not sell any shares covered by your 1995 grant until six months after the date of grant (September 3, 1995). After your retirement, you will have a three-year grace period during which you may exercise your options.

F.      Stock Swap Arrangement

        The 50,482 shares of restricted stock granted under the August 1, 1991 "Stock Swap Arrangement" are scheduled to have the restrictions lapse in five equal installments during the five-year period beginning January 31, 1997 and ending with the restrictions lapsing on the last installment on January 31, 2001. The 147,500 stock option shares covered under the August 1, 1991 "Stock Swap Arrangement" are scheduled to vest in five equal annual installments beginning January 31, 1997 through January 31, 2001. Notwithstanding this schedule, as a result of your retirement on December 31, 1995, all such stock option installments will vest, to the extent not already vested, on June 30, 1998 (30 months following your retirement) and you will have until December 31, 1998 to exercise such shares during the six month remainder of the three-year grace period to exercise stock option shares following your retirement. However, it is my intention to recommend to the Compensation Committee of the Board at the July 6 meeting that the restrictions on the restricted shares be lifted upon retirement, and in addition to recommend that the 30 month waiting period be eliminated with respect to the stock options. We can not guarantee that the Committee will approve these actions.

G.      Deferred Compensation

        Your deferred compensation balances, estimated at $694,700 as of April 30, 1995, will be paid in accordance with the distribution elections you have previously made.

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H.      Savings and Investment Plan

        Following your termination of employment, you may elect to take a lump sum distribution under the Savings and Investment Plan, defer your distribution out to age 70 1/2 or elect to begin receiving installment payments over a period of up to 10 years, any such election being in accordance with the Plan. Your balance as of May 30, 1995 totals $549,294.

I.      Post-Retirement Life and Medical Coverage

        You may participate in the Company's post-retirement life and medical plans in accordance with their terms following your retirement on December 31, 1995.

J.      Pensions

        Under the Company's Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and assuming continuous service through December 31, 1995 and continuation of your base salary through such date, your estimated annual benefit would be $69,600 on a straight life basis. You can elect your preferred option under the plan.

K.      Perquisites

        You may continue have use of Company car, with auto fringe gross-up, and financial counseling through the end of 1995.

L.      Unused Vacation Payment

        You shall be entitled to paid vacation aggregating not less than four weeks during 1995. You shall be entitled to payment for any unused vacation time in accordance with Company policy at the time your employment terminates.

        Please confirm your agreement with the foregoing by signing a copy of this memorandum where indicated below and returning it to me.


                                               /s/ A. J. Costello
                                               ------------------
                                               A. J. Costello



Accepted and agreed to
this 15th Day of June, 1995


/s/ Dr. F. Peter Boer
----------------------
Dr. F. Peter Boer